Company contact:	John B. Kelso, Director of Investor Relations
303.837.1661 or john.kelso@whiting.com

Whiting Petroleum Names Two New Directors to Its Board

DENVER - February 23, 2006 - Whiting Petroleum Corporation (NYSE: WLL) today announced that it has named Thomas P. Briggs and D. Sherwin Artus to the Company's Board of Directors. The Company also announced the retirement of Director J. B. Ladd.

Mr. Briggs, who will be an independent director of Whiting, will succeed Mr. Ladd, one of the Company’s founders and a director since Whiting Petroleum’s inception in 1980. With the addition of Mr. Artus, the Company has expanded its Board of Directors to seven members. The changes in the Board are effective March 1, 2006.

James J. Volker, Chairman, President and Chief Executive Officer of Whiting Petroleum, said, “I am extremely pleased to have Tom and Sherwin joining Whiting’s Board. Both have extensive experience in the energy industry. With Sherwin’s strong background in operations and Tom’s strong background in oil and gas financial and legal matters, we are getting two excellent directors. I’d also like to thank Bert for his invaluable contributions to Whiting over the last 25 years. We clearly would not be where we are today without his dedication to the Company. We wish him all the best.”

Mr. Briggs has 25 years of management experience as a CFO in public and private companies primarily in the oil and gas and food industries, and also has 10 years of public accounting experience in two of the current four worldwide firms. Mr. Briggs is currently CFO of Healthy Food Holdings, Inc., a Boulder-based holding and management company for branded food companies. He was recently CFO of Horizon Organic, the largest organic foods company in the United States, which was acquired by Dean Foods in 2004. During the 1970s and 1980s he was a tax and M&A consultant to oil and gas exploration companies, and later CFO and senior officer in two Denver-based independent oil and gas companies. He is a past director of the Independent Petroleum Association of the Mountain States (IPAMS). Mr. Briggs holds a Bachelor of Arts degree in accounting from Duke University, and a Juris Doctorate degree from the Georgetown University Law Center. He is currently a board member and Chairman of the Audit Committee of Corrpro Companies, a publicly-held engineering and construction services company headquartered in Cleveland.

Mr. Artus joined Whiting in January 1989 as Vice President of Operations and became Executive Vice President and Chief Operating Officer in July 1999. In January 2000, he was appointed President and Chief Executive Officer and a director. In January 2002, he became Senior Vice President. He has been in the oil and natural gas business for more than 40 years. Mr. Artus holds a Bachelor’s Degree in geologic engineering and a Master’s Degree in mining engineering from the South Dakota School of Mines and Technology.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Permian Basin, Rocky Mountain, Mid-Continent, Gulf Coast and Michigan regions of the United States. The Company’s stock trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

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